Exhibit 10.10
SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
This SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of June 30, 2025 (the “Effective Date”), is executed and delivered by and between Green Plains Turnkey I LLC (the “Assignor”) and Tharaldson Ethanol Plant I, LLC (the “Assignee”).
WHEREAS, the Assignor and the Assignee entered into that certain Limited Liability Company Agreement, dated as of June 30, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of GP Turnkey Tharaldson LLC (the “Company”) and are the only Members of the Company. Capitalized terms used without definition in this Agreement shall have the meanings given therefor in the LLC Agreement;
WHEREAS, the Assignor desires to sell, assign and transfer 100% of its right, title and interest in and to its membership interest in the Company (collectively, the “Interest”) to the Assignee (the “Assignment”); and
WHEREAS, the Assignee wishes to purchase and acquire the Interest and to become the sole Member of the Company.
NOW, THEREFORE, the parties hereto agree as follows:
1.Assignment of Units. The Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and accepts from the Assignor, in accordance with the terms of the LLC Agreement and this Agreement and in exchange for a purchase price payable in cash equal to Twenty-Five Million Dollars ($25,000,000) (the “Purchase Price”), 100% of the Assignor’s right, title and interest in and to the Interest, free and clear of any claims, pledges, liens or other encumbrances. Assignor shall execute an Assignment Separate from Certificate in the form attached as Exhibit A to reflect such transfer.
2.Payments. The Purchase Price shall be paid by the Assignee to the Assignor as follows:
(a)Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000) shall be paid by wire transfer in immediately available US dollars to an account of the Assignor designated in writing to the Assignee on or before July 7, 2025.
(b)Assignee shall withhold the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Holdback”) pending completion of the final work described on Exhibit B (the “Final Work”). The Holdback shall be used by Assignee to pay Assignor’s 50% portion of any and all invoices, costs, and other expenses associated with the Final Work. Upon completion of the Final Work to the reasonable satisfaction of Assignee, Assignee shall pay so much of the Holdback as remains to Assignor by wire transfer in immediately available US Dollars to an account of the Assignor designated in writing. In the event that the cost of the Final Work exceeds the Holdback, Assignor shall pay to Assignee the amount of such difference (the “Shortfall Amount”) within 5 days of written notice thereof, with supporting documentation of such Shortfall Amount, as reasonably requested by Assignor and Assignor has the right to audit any Holdback and/or Shortfall Amount, with which Assignee will reasonably cooperate.
(c)Assignee shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law.
(d) The parties further agree that the Holdback shall be settled up with the balance paid to Assignor no later than September 30, 2025. The Holdback may only be used for covering the Assignor’s 50% share of net June 2025 operating expense after taking into account available cash, and Assignor’s 50% share of Final Work. Any other punch list work may only be paid for by the Holdback in the event Assignor agrees in writing, and punch list work that the parties agree to that falls within the scope of project costs and outside the scope of Final Work may be paid directly by Assignor to Fluid Quip Technologies, LLC (FQT), Assignor’s affiliate.
(e) FQT shall be responsible to execute on the Final Work whereby FQT (a) shall be obligated to advise if there is a greater than 10% deviation on any particular work on the Final Work list; and (b) shall finish such Final Work no later than September 30, 2025.
3.Effect of Transfer.
(a)Upon the execution and delivery of this Agreement to the Company, the Assignor shall be released from any further obligations with respect to the Interest; provided that any and all obligations related to Section 12.1 of the LLC Agreement and the confidentiality of the Company’s Confidential Information (as defined in the LLC Agreement) shall remain in full force and effect.
(b)Assignee hereby agrees that Assignor shall have no liability for any ongoing expenses, payments, or liabilities arising out of or related to the Company from and after the Effective Date, other than its obligation to pay for any Shortfall Amount.
4.Representations, Warranties and Additional Covenants of the Assignee. The Assignee hereby represents, warrants and covenants the following:
(a)The Assignee is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. The Assignee has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to purchase and acquire the Interest. The Assignment and the execution, delivery and performance of this Agreement have been authorized by all necessary action on the Assignee’s behalf. This Agreement and each other document contemplated herein has been duly executed and delivered by the Assignee and is a legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms, subject only to laws relating to insolvency and creditor’s right.

(b)The Assignment and the execution and delivery of this Agreement and each document contemplated herein, the consummation of the transactions contemplated hereby and the performance of the Assignee’s obligations hereunder do not and will not conflict with, or result in any violation of or default under, any provision of any certificate of incorporation, memorandum and articles of association, by-laws, trust agreement, partnership agreement or other organizational or governing instrument applicable to the Assignee, any agreement or other instrument to which the Assignee is a party or by which the Assignee or any of its properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Assignee or its business or its properties.
(c)The Assignee is not, nor is any affiliate of the Assignee, a Prohibited Person (as defined below) and to the extent the Assignee is acting as agent or nominee for any person in connection with this Agreement, (i) it has carried out due diligence to establish the identities of such beneficial owners and (ii) based on such due diligence, the Assignee reasonably believes that no such beneficial owners are Prohibited Persons.
“Prohibited Persons” means (i) persons, entities or organizations listed in Executive Order No. 13224 (September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) and any related legislation or similar Executive Orders (ii) persons, entities or organizations named on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), Department of Treasury, as such list may be amended from time to time, or any similar list maintained or administered by OFAC, (iii) any senior foreign political figure, and member of a senior foreign political figure's immediate family or any close associate of a senior foreign political figure, unless the Company after being specifically notified by the Assignee in writing that it is such a person, entity or organization, conducts further due diligence, and determines that the relationship between such person and the Assignee does not affect the operations of the Company, or (iv) any foreign bank which does not have physical presence in any country.
(d)The Assignee is a United States person within the meaning of Section 7701 of the Code (i.e., is not any of the following (as defined in the Code): a nonresident alien individual, foreign partnership, foreign corporation, foreign estate, foreign trust, other foreign entity or organization, or grantor trust having a foreign person as an owner) and shall deliver to the Company a duly executed and completed Form W-9 simultaneously with its execution of this Agreement.
(e)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby is a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, whether as a result of the application of ERISA Section 408(b)(17) or otherwise.
5.Representations and Warranties of the Assignor. The Assignor hereby represents and warrants the following:

(a)The Assignor is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. The Assignor has all the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to transfer the Shares which it owns beneficially and of record. The Assignment and the execution, delivery and performance of this Agreement have been authorized by all necessary action on the Assignor’s behalf. This Agreement has been duly executed and delivered by the Assignor, and is a legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms.
(b)The Assignment and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Assignor’s obligations hereunder do not and will not conflict with, or result in any violation of or default under, any provision of any certificate of incorporation, memorandum and articles of association, by-laws, trust agreement, partnership agreement or other organizational or governing instrument applicable to the Assignor, any agreement or other instrument to which the Assignor is a party or by which the Assignor or any of its properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Assignor or its business or its properties.
(c)The Assignor owns the Interest, and upon the Assignment the Interest will vest in the Assignee, free and clear of any claims, pledges, liens or other encumbrances. The Assignor has complied in full with all of its obligations under the LLC Agreement and is not in default under any provision of the LLC Agreement.
(d)The Assignor is not, nor is any affiliate of the Assignor, a Prohibited Person and to the extent the Assignor is acting as agent or nominee for any person in connection with this Agreement, (i) it has carried out due diligence to establish the identities of such beneficial owners and (ii) based on such due diligence, the Assignor reasonably believes that no such beneficial owners are Prohibited Persons.
(e)The Assignor is a United States person within the meaning of Section 7701 of the Code (i.e., is not any of the following (as defined in the Code): a nonresident alien individual, foreign partnership, foreign corporation, foreign estate, foreign trust, other foreign entity or organization, or grantor trust having a foreign person as an owner) and shall deliver to the Company and the Assignee a duly executed and completed Form W-9 simultaneously with its execution of this Agreement.
(f)The Assignor is not aware of any contracts entered into by the Company other than those certain contracts to be terminated that are set forth in Section 6 hereof, and the Assignor has not entered into any other contracts or agreed to any obligation on behalf of the Company.
6.Representations, Warranties and Covenants of the Assignee and the Assignor.
(a)The Assignee and the Assignor hereby severally (each with respect to itself and not with respect to each other) and not jointly represents and warrants that the Assignment is a “Permitted Transfer” in accordance with Section 8.3 of the LLC Agreement and the Assignment and admission of the Assignee as a member of the Company with respect to the Interest is being made in accordance with the LLC Agreement and applicable law.

(b)The Assignee and the Assignor hereby severally (each with respect to itself and not with respect to each other) and not jointly represents and warrants the that neither it, or its respective officers, directors and employees, or anyone for whose acts or defaults it is liable or anyone authorized to act on behalf of any of them, shall make any payments in violation of applicable law in connection with or in any way relating to or affecting this Agreement or the Interest. The Assignee and the Assignor acknowledge that the applicable laws of the United States prohibit any direct or indirect payment of money or anything of value to any Governmental Official, international organization, political party, party official or candidate for political office for the purpose of obtaining, retaining or directing business, or securing an improper advantage. The Assignee and the Assignor severally (each with respect to itself and not with respect to each other) and not jointly represents and warrants to the other that in the performance of its obligations under this Agreement or otherwise in connection with this Agreement it has not made, and agrees that it will not make, any such prohibited payments. The term “Governmental Official” includes any employee, agent or representative of a non-U.S. government (including national, local and municipal government divisions, agencies and departments) or a non-U.S. state-owned or state-controlled enterprise, regardless of rank or position.
(c)The Assignee and the Assignor hereby severally (each with respect to itself and not with respect to each other) and not jointly represents and warrants each to the other that there are no fees or commissions due to any brokers as the result of such parties' actions by reason of the execution or performance of this Agreement.
(d)The Assignor, on the one hand, and the Assignee, on the other hand, shall share equally any filing fees and other reasonable fees and expenses of the Company in connection with the Assignment and the Assignee becoming a member of the Company with respect to the Interest.
(e)The Assignor hereby agrees to use commercially reasonable efforts to promptly prepare and file a copy of a partial year U.S. federal income tax return and any applicable state income tax returns for the Company for the period commencing January 1, 2025 and ending on May 31, 2025, copies of which will be promptly provided to the Assignee.
(f)The Assignor hereby agrees to deliver to the Assignee (i) all accounting records, tax returns, invoices and other books and business records in its possession relating to the Company and (ii) all plans, proposals, surveys and reports in its possession relating to feed mill design, development, construction and operations at the Company property.
7.Effective Date. This Agreement shall become effective as of the close of business on the Effective Date after all of the following shall have occurred:
(a)the execution and delivery of this Agreement;
(b)the signing of that certain Product Offtake Agreement, dated June 30, 2021, Green Plains Trade Group LLC and the Company acknowledging termination of such agreement effective August 31, 2025;

(c)the termination of that certain ROFR Agreement, dated June 30, 2021, as amended on June 28, 2022, between Green Plains Inc., Tharaldson Motels II, Inc., as the sole member of Tharaldson Ethanol Plant I, LLC; and
(d)the termination of that certain Project Management Agreement, dated June 30, 2021, between Green Plains Turnkey I LLC and the Company.
8.Amendments and Waivers. This Agreement may be amended only with the written consent of the Assignor and the Assignee. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the other party or parties in whose favor such waiver was given.
9.Governing Law and Venue. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT OF LAW RULES).
10.Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by or on behalf of the Assignor and the Assignee in connection with the transactions contemplated by this Agreement (i) shall survive the execution and delivery of this Agreement and any investigation at any time made by or on behalf of the Company, the Assignor or the Assignee and (ii) are understood to be relied upon by the Company and shall survive indefinitely, and the Assignee agrees to promptly notify the Company in writing if any of the foregoing representations and warranties shall no longer be true and correct.
11.Indemnification.
(a)The Assignor shall and hereby does indemnify and hold harmless the Company and Assignee from and against any and all liabilities, costs and damages relating to or arising out of any breach of any representation, warranty or covenant made by the Assignor in this Agreement, except for liabilities, costs and damages relating to or arising out of the bad faith, gross negligence or willful misconduct of the Company. The Assignor hereby further releases and discharges the Assignee and its directors, officers, partners, members, agents, representatives and advisors from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens and causes of action of every kind and nature, whether known or unknown, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist in the future or do exist now (collectively, “Liabilities”), relating to or arising out of the Company. Assignor further agrees to indemnify Assignee and the Company from and against the Shortfall Amount.
(b)The Assignee shall and hereby does indemnify and hold harmless Assignor from and against any and all liabilities, costs and damages relating to or arising out of the Assignment or any breach of any representation, warranty or covenant made by the Assignee in this Agreement, except for liabilities, costs and damages relating to or arising out of the bad faith, gross negligence or willful misconduct of the Company. The Assignee hereby further releases and discharges the Assignor and its directors, officers, partners, members, agents, representatives and advisors from any and all Liabilities relating to or arising out of the Company.

12.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.
13.Third-Party Beneficiary. The Company is an intended third-party beneficiary of this Agreement.
14.Notices. Any and all notices, consents, approvals, offers, elections, demands, requests and other communications required or permitted under this Agreement (each a “Notice”) shall be deemed adequately given only if in writing and the same shall be delivered either in hand or by mail or FedEx, or similar expedited commercial carrier, addressed to the recipient of the Notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by FedEx or similar carrier).
(a)All communications to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.
(b)All Notices shall be addressed:
If to the Assignor, to:

Green Plains Turnkey I LLC
Attn: Chief Legal & Administration Officer
1811 Aksarben Drive
Omaha, NE 68106
Email: michelle.mapes@gpreinc.com

If to the Assignee, to:

Tharaldson Ethanol Plant I, LLC
153rd Ave SE
Casselton, ND 58012
Email: rcarter@tharaldsonethanol.com

And copy (which will not constitute notice) to:

Fredrikson & Byron P.A.
Attn: Michael S. Raum
51 Broadway, Suite 400
Fargo, ND 58103
mraum@fredlaw.com

By giving the other parties Notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time, and at any time during the term of this Agreement, to change their respective addresses, effective upon receipt by the other parties of such Notice.
15.Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the Assignment, and there are no representations, covenants or other agreements except as stated or referred to herein or therein.
16.Counterparts. This Agreement may be executed in one or more counterparts, including portable document format (PDF) and electronic counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
17.LLC Agreement. Except to the extent otherwise expressly set forth in this Agreement, the provisions of this Agreement shall not be deemed to modify or amend the provisions of the LLC Agreement, other than with respect to the substitution of the transferred Interest herein. All other terms of the LLC Agreement remain in full force and effect.
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The parties hereto have caused this Agreement to be duly executed as of the day and year first above set forth.

ASSIGNOR:

GREEN PLAINS TURNKEY I LLC

By:    /s/ Imre Havasi
Name:    Imre Havasi
Title:    SVP & Head of Trading & Commercial Operations

ASSIGNEE:

THARALDSON ETHANOL PLANT I, LLC

By:    /s/ Ryan Carter
Name:    Ryan Carter
Title:    COO

With respect to Section 2(e) only:
FLUID QUIP TECHNOLOGIES, LLC

By:    /s/ Michelle Mapes
Name:    Michelle Mapes
Title:    Chief Legal & Administration Officer

ASSIGNMENT SEPARATE FROM CERTIFICATE
FOR VALUE RECEIVED and effective as of June 30, 2025, Green Plains Turnkey I LLC (the “Assignor”) hereby assigns and transfer unto Tharaldson Ethanol Plant I, LLC all of its right, title, and interest and to its membership interest in and to GP Turnkey Tharaldson LLC (the “Company”), standing in its name on the books of the Company, and does hereby irrevocably constitute and appoint any officer of the Company to transfer such interest on the books of the Company.

ASSIGNOR:

GREEN PLAINS TURNKEY I LLC

By:    /s/ Imre Havasi
Name:    Imre Havasi
Title:    SVP & Head of Trading & Commercial Operations

ASSIGNEE:

THARALDSON ETHANOL PLANT I, LLC

By:    /s/ Ryan Carter
Name:    Ryan Carter
Title:    COO

Exhibit B
Final Work

[to be agreed]

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